Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

DALLAS, Texas, May 18, 2015 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.015672 per unit, payable on June 12, 2015, to unit holders of record on May 29, 2015.

This month’s distribution decreased from the previous month due to continued declining pricing for both oil and gas and continued Net Profit Interest (NPI) deficit carried over from the previous months’ of payment of capital expenditures for the 2014 program on the Waddell Ranch.

Production for the Trust’s allocated portion of the Waddell Ranch was a negative (22,324) barrels of oil and a negative (77,129) Mcf of gas. These allocated volumes were significantly impacted by the reduced pricing of both oil and gas. Also, the Waddell Ranch Properties continue to carry forward a negative NPI deficit of about $1 million. This means that the Waddell Ranch Properties contributed nothing to this month’s distribution. The average price for oil was $43.69 per bbl and for gas was $1.88 per Mcf. For the Trust’s Texas Royalty Properties allocation, oil production was 26,537 barrels of oil and gas production was 31,693 Mcf. The average price for oil was $44.29 per bbl and for gas was $4.52 per Mcf.

This would primarily reflect production for the month of March for oil and the month of February for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	80,318	469,526	(22,324)	(77,129)	$43.69	$1.88	**
Texas Royalty Prop	27,934	33,361	26,537	31,693	$44.29	$4.52	**

Prior Month
Waddell Ranch	70,659	423,108	(27,954)	5,537	$45.23	$4.02	**
Texas Royalty Prop	27,392	33,113	26,022	31,457	$46.09	$5.63	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

During March 2015, two of the 2015 workover wells were completed and producing. The drill wells for the 2015 program will not take place until approximately June 2015. Capital expenditures were approximately $1,270,767. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

ConocoPhillips has advised the Trustee of the 2015 capital expenditure budget which will total $48 million for the entire Waddell Ranch Project and $22.5 million net to the Trust. There will be 10 vertical wells, 2 horizontal wells, 10 recompletions, and various facilities projects. The workover/recompletions have started and will last through the year with the vertical/horizontal drilling beginning in June and the facilities work will occur throughout the year. The results of the 2013 and 2014 budget are discussed more fully in the Form 10-K filing.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839